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                                                    EXHIBIT 10.77

      This Asset Purchase Agreement (this "Agreement"), dated as of December 31, 1998 is made and entered into by and among TOLEDO PICKLING AND STEEL SALES, INC., an Ohio corporation, (hereinafter referred to as "Seller"), and TPSS ACQUISITION CORPORATION, an Ohio corporation (hereinafter referred to as "Purchaser").

                           RECITALS:

      A. Seller is in the business of processing, warehousing and selling steel (the "Business"). The principal customers of Seller are located in Ohio, Michigan, Indiana and Illinois.

      B. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets of Seller and to assume certain liabilities of Seller, upon the terms and conditions set forth in this Agreement.

      Now, Therefore, in consideration of the recitals and of the terms and conditions set forth below, the parties hereby agree as follows:


                           ARTICLE I
                       PURCHASE AND SALE

          Section 1.1 Agreement to Purchase and Sell. Subject to all of the terms and conditions of this Agreement, at the Closing (as defined in Section 2.1), Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase, all right, title and interest of Seller in and to all of the Assets (as defined in Section 1.2), free and clear of all mortgages, liens, security interests and encumbrances, except for the Assumed Liabilities, as hereinafter defined.

           Section 1.2 Assets to be Sold. The term "Assets" shall mean all of the assets, properties and rights of Seller used directly or indirectly in the conduct of, or generated by or constituting, the Business, except as expressly set forth in
Section 1.3, including, without limitation:

          (a) all cash and cash equivalents, in transit, on hand or in bank accounts, all checks, drafts and deposits of any kind or nature, investments, and the cash surrender value of any life insurance policies net of loans (collectively, "Cash");

          (b)  all notes and accounts receivable;

          (c) all inventory, consisting of raw materials, spare parts and supplies;


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          (d)  all prepaid items and assets;

          (e) all machinery, equipment, furniture, fixtures, leasehold improvements, data processing and other systems, capitalized leases, and other tangible personal property;

          (f) to the extent permitted by applicable law, all rights under all written or oral contracts, purchase orders, sales orders, commitments, agreements, leases, subleases, instruments, licenses, certificates of occupancy, operating permits or any other permit or approvals of any nature, or other document, commitment, arrangement, undertaking, practice or authorization to which Seller is a party;

          (g) all of Seller's right, title and interest in and to the name "Toledo Pickling and Steel Sales, Inc." and Seller's business telephone numbers;

          (h) all rights under any trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor;

          (i) all technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the Business or under development;

          (j) all information, files, accounts, books, records, data and plans related to the Business, including customer and supplier lists;

          (k)  the Seller's Business as a going concern and its goodwill.;
               and

          (l) all claims, rights of action and choses in action of Seller that arose or accrued or relate to time periods prior to Closing.

           Section 1.3 Excluded Assets. Notwithstanding the foregoing, the term "Assets" shall not include any of the following, as the Seller is not selling and Purchaser is not purchasing or assuming obligations with respect to the following (collectively the "Excluded Assets"):

          (a)  the items set forth on Schedule 1.3;

          (b) the corporate seal, certificate of incorporation, minute books, stock transfer records, tax returns, books of account and other records having to do with the corporate organization of the Seller; and

          (c) all rights accruing to Seller under this Agreement and the instruments and certificates delivered in connection with this Agreement.

          Section 1.4 Purchase Price; Assumption of Liabilities; Excluded Liabilities
          (a) As consideration for the purchase of the Assets, Purchaser shall, at Closing, assume and agree to pay, discharge, or perform, as appropriate, the following liabilities and obligations of Seller (collectively, the "Assumed Liabilities") set forth in this Section 1.4(a); provided, however, that (i)


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Purchaser shall  not assume,  agree  to pay, discharge or perform the liabilities and obligations of Seller set forth in Section 1.4(b) and (ii) Purchaser's obligations hereunder are further subject to the limitations set forth in Section 1.4(c):

            (i) Seller's liabilities and obligations under the Restated Loan and Security Agreement by and among Seller, National Bank of Canada ("NBC") and Finova Capital Corporation ("Finova"), dated December 1, 1997, as to which the outstanding principal loan balance due thereunder as of November 30, 1998 (the "Balance Sheet Date") was approximately $6,570,814 (the "Revolving Loan Agreement");

           (ii) Seller's liabilities and obligations under the Loan and Security Agreement by and between Seller and Finova, dated December 1, 1997, as to which the outstanding principal loan balance due thereunder, as of the Balance Sheet Date was approximately $2,686,964 (the "Term Loan Agreement");

           (iii) all liabilities and obligations relating to product liability claims for use of goods or products manufactured, sold, tested, handled or distributed by Seller in connection with the Business prior to or on the Closing Date or by the Purchaser in connection with the Business after the Closing Date which causes or caused, or allegedly causes or caused, or is deemed to cause or have caused personal injury or property damage taking place with respect to all injured persons and damaged property subsequent to the Closing Date;

            (iv) any liabilities or obligations of Seller relating to
                 warranty claims for products sold by Seller within 90 days prior to the Closing Date;

             (v) all liabilities and obligations of the Seller existing as of the Closing Date under the Leases and Contracts listed as items 3, 4, 5, 6, 14, 15, 19, 22, 32, 33 and 34 of Schedule 3.21
                 ("Assumed Leases and Contracts"); and

            (vi) the items set forth on Schedule 1.4(a).

           (b) Notwithstanding Section 1.4(a), in no event shall Purchaser assume or incur any liability or obligation under this
Section  1.4  or  otherwise in respect of any  of  the  following
(collectively, the "Excluded Liabilities"):

             (i) any liability or obligation in respect of any claim of any breach by Seller of any provision of any agreements, contracts, commitments, purchase orders, equipment leases, real property leases, subleases, documents, instruments and undertakings relating to the Business which are outstanding on the Closing Date (collectively, the "Contracts"), regardless of when made or asserted, which arises out of Seller's operation of the Business prior to the Closing or any service performed or any product designed, sold, manufactured or shipped by or on behalf of Seller prior to the Closing;

            (ii) any liability or obligation relating to the Excluded
                 Assets;


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           (iii) subject to Section 8.2, any liability or obligation of
                 Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including any fees or expenses of Seller's counsel, accountants or other experts, and any brokerage or finders fee or commission or other payment to any entity or person in connection with the consummation of the transactions contemplated hereby; and

            (iv) any liability or obligation of Seller identified on
                 Schedule 1.4(b) as an "Excluded Liability".

           (c) Purchaser and Seller acknowledge and agree that the total amount of Seller's debt to NBC and Finova ("Secured Debt") which is to be assumed, paid or discharged by Purchaser pursuant to the terms and provisions of this Agreement, and as specifically set forth in Section 1.4(a)(i) and (a)(ii), shall not exceed Ten Million Nine Hundred Thousand Dollars ($10,900,000). The total amount of Seller's liabilities other than Secured Debt ("Non-Secured Debt") which is to be assumed, paid or discharged by Purchaser pursuant to the terms and provisions of this Agreement shall not exceed Eight Million Eight Hundred Thousand Dollars ($8,800,000). Accordingly, the total amount of the Assumed Liabilities shall not exceed Nineteen Million Seven Hundred Thousand Dollars ($19,700,000). In the event that the amount of the Secured Debt to be assumed, paid or discharged by Purchaser is greater than $10,900,000 and/or the amount of the Non-Secured Debt to be assumed, paid or discharged by Purchaser is greater than $8,800,000, Seller shall deliver to Purchaser at Closing, in immediately available funds, an amount equal to the amount by which the Secured Debt and/or the Non-Secured Debt exceed their respective above-stated ceilings.

           Section 1.5 Allocation of Purchase Price. The purchase price shall be allocated among the Assets as set forth in a purchase price allocation statement (the "Purchase Price Allocation") to be executed and delivered by each party at the Closing. The Purchase Price Allocation may be adjusted after Closing by Purchaser and Seller in writing. The Purchase Price Allocation shall be arrived at arm's length between the parties. Each party agrees to complete and to file IRS Form 8594 with its federal income tax return consistent with the Purchase Price Allocation for the tax year in which the Closing occurs, and no party shall take a position on any tax return before any governmental agency or in any judicial proceeding that is in any manner inconsistent with the Purchase Price Allocation without prior consent of the other party.


                           ARTICLE II
                             CLOSING

           Section 2.1 Time and Place of Closing. The closing (the "Closing") of the transactions contemplated herein shall be held at the offices of Purcell & Scott at 6035 Memorial Drive, Dublin, Ohio, at 10:00 a.m., on December __, 1998 or such other place or date as the parties may agree (the "Closing Date").


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           Section  2.2    Items to be Delivered at Closing.   At
the Closing, the following documents (the "Closing Documents") shall be executed and delivered by the parties thereto:

          (a)  Seller shall execute and deliver to Purchaser:
               (i) an assignment and bill of sale, substantially in the form of Exhibit A;

               (ii) an assumption agreement substantially in the form of
                    Exhibit B (the "Assumption Agreement");

               (iii)the Purchase Price Allocation;

               (iv) UCC-1 Financing Statement, as appropriate; and

               (v) such other documents or instruments as Purchaser may reasonably require.

          (b)  Purchaser shall execute and deliver to Seller:

               (i)  the Assumption Agreement;

               (ii) the Purchase Price Allocation;

               (iii)an Employment/Consulting Agreement between William
                    Ciralsky and Purchaser in substantially the form attached hereto as Exhibit C;and

               (iv) such other documents or instruments as Seller may
                    reasonably require.

          (c)  Purchaser shall deliver to Seller:
               (i) the Equipment Purchase Agreement relating to Herr-Voss .50 inch maximum level line and the Herr-Voss .25 inch maximum level line in the form attached hereto as Exhibit D;

               (ii) the Unconditional and Continuing Guaranty of
                    Consolidated Capital of North America, Inc. with respect to the Unconditional and Continuing Guaranty July 6, 1998, issued by William Ciralsky in favor of Toledo Blank, Inc.

               (iii)Purchaser's Consent and Acknowledgment of Capital Bank,
                    N.A.'s security interest in the equipment subject to the Equipment Lease Agreements referenced in paragraph (d)(iv) and(d)(v);

               (iv) an agreement by the Purchaser to indemnify Shareholder regarding any liabilities that Shareholder may have under the Leases and Contracts listed in items 7 through 13, 16, 17, 18, 20, 21 and 24 through 30 of Schedule 3.21, in the form attached hereto as Exhibit G hereto; and

               (v) legal opinions of Purchaser's counsel in substantially the same form as Exhibit E attached hereto.

          (d)  Seller shall deliver to Purchaser:


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            (i)  an Employment/Consulting Agreement between William Ciralsky and Purchaser in substantially the form attached hereto as Exhibit C, executed by William Ciralsky;

           (ii) lease for the real property occupied by Seller and located at 1149 Campbell Road, Toledo, Ohio (the "Plant") by and between Campbell Investors, as lessor, and Purchaser, in form and substance satisfactory to Purchaser in its sole discretion, and executed by the lessor;

           (iii) the Equipment Purchase Agreement relating to Herr-Voss
                 .50 inch maximum level line and the Herr-Voss .25 inch maximum level line in the form attached hereto as Exhibit D, as executed by William Ciralsky and Nancy Ciralsky;

            (iv) an assignment of the Equipment Lease Agreement between
                 Seller and William Ciralsky and Nancy Ciralsky dated as of June 1, 1998 relating to a Herr-Voss .50 inch maximum level line;

             (v) an assignment of the Equipment Lease Agreement between
                 Seller and William Ciralsky dated as of June 1, 1998 relating to a Herr-Voss .25 inch maximum level line; and

            (vi) legal opinions of Seller's counsel in substantially the same form as Exhibit F attached hereto.

          Section 2.3 Delivery of Possession. At the Closing, Seller shall deliver possession of the Assets and, simultaneously with such delivery shall take all steps as may be required to put Purchaser in actual possession and operating control of the Assets, including, without limitation, delivery to Purchaser of all keys to the premises on which the Business is operated or the Assets are located, all access codes, security codes, passwords and the like. Seller shall execute and deliver such further documents and instruments as Purchaser may reasonably request in order to cause full possession and control of all of the Assets and of all other things and matters pertaining to the operation of the Business to be transferred and delivered to Purchaser.

           Section 2.4 Third Party Consents. If Purchaser closes notwithstanding the absence of any necessary third-party consents, Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consents as promptly as possible after Closing, provided that Seller shall not be required to expend any money for such purposes.

           Section 2.5 Further Assurances. From time to time after the Closing, at Purchaser's request and expense, Seller shall execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to put Purchaser more fully in possession of any of the Assets, or to better enable Purchaser to perform or discharge any of the Assumed Liabilities. Each of the parties hereto shall cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party hereto as necessary to carry out,


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evidence, and confirm the intended purposes of this Agreement and the consummation of the transactions hereunder.

                           ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Purchaser as follows:

           Section 3.1 Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Seller is duly qualified to do business, and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Business by it requires it to be so qualified, except where the failure to be so qualified or licensed would not have a material adverse effect on Seller, Purchaser or the Business. Seller has not, within the six (6) year period immediately preceding the date of this Agreement, changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any person or entity. Schedule 3.1 sets forth all the fictitious names under which Seller or its predecessors have conducted business.

            Section 3.2 Corporate Power; Authorization; Enforceable Obligations. Seller has the corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required to be executed and delivered by Seller hereunder (the "Seller's Documents") will be, duly executed and delivered by Seller and constitute valid and legally binding obligations of Seller, enforceable against it in accordance with the terms hereof and thereof.

           Section 3.3 No Conflicts. The execution, delivery and performance of this Agreement and the Seller's Documents does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under: (a) any existing law or governmental rule or regulation to which Seller is subject, (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory authority applicable to Seller, (c)
the charter documents or code of regulations of, or any securities issued by, Seller, or (d) any mortgage, indenture, agreement, contract, lease or other instrument or document to which Seller is a party, by which Seller may have rights or by which any of the Assets may be bound or affected, or which gives any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder.

             Section 3.4 Consents and Approvals. No authorization, approval, consent, or other action by, or registration or filing with, any governmental or regulatory authority, or any other person or entity, which consent has not been obtained and is in full force and effect, is required in connection with the execution, delivery or performance of this Agreement or any of Seller's Documents (as such term is defined in Section 3.2) by Seller. Seller has all licenses, permits,


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consents, approvals, authorizations, qualifications and orders of governmental authorities required for the conduct of its business as presently conducted.

            Section  3.5     Absence  of  Defaults  and   Certain
Liabilities. Except as set forth on Schedule 3.5, Seller is not in default under or in violation of (1) any contract, indenture, instrument or other agreement, arrangement or understanding to which such Seller is a party and by which the Business may be bound or affected, and no fact, circumstance or event has occurred which, upon notice, lapse of time or both, would constitute such a default or violation; (2) any applicable law, rule or regulation affecting the Business; or (3) any judgment, order, decree or award of any court, arbitrator, mediator or governmental agency or instrumentality by which the Business is bound or affected. Seller is not in default under, or in violation of, any provision of its Articles of Incorporation or Code of Regulations. Seller has no liability or obligation relating to product liability claims for use of goods or products manufactured, sold, tested, handled or distributed by Seller in connection with the Business prior to or on the Closing Date which causes or caused, or allegedly causes or caused, or is deemed to cause or have caused personal injury or property damage taking place with respect to any injured person or damaged property. Seller has no liability or obligation relating to warranty claims for products manufactured by Seller and delivered to the purchaser thereof 90 days or more prior to the Closing Date.
           Section 3.6 Title to Properties. Except as set forth on Schedule 3.6 and for assets which are currently being leased, as of the Closing Date, Seller shall have good and marketable title to all of the Assets (except for inventory or other assets sold in the ordinary course of business consistent with past practice), free and clear of all mortgages, liens, security interests and other encumbrances and defects of title.

          Section 3.7 Condition of Tangible Assets. Except as set forth in Schedule 3.7, all tangible property included in the Assets, including, without limitation, all equipment of Seller, is in good operating condition and repair, except for normal wear and tear, is not obsolete, and is available for immediate use in the regular and ordinary course of business. Seller has not delayed or deferred any maintenance or repair of the tangible Assets other than consistent with good industry practices.

           Section  3.8     Litigation.  Except as set  forth  on
Schedule 3.8, there is no pending litigation, including any arbitration, investigation or other proceeding before any court, arbitrator or governmental or regulatory authority, or, to Seller's knowledge, threatened against Seller relating to the Assets, the Business or the transactions contemplated by this Agreement. Seller is not a party to or subject to any judgment, order, writ, injunction, or decree of any court, arbitrator or governmental or regulatory authority which may adversely affect Seller, the Assets or the transactions contemplated hereby.

            Section 3.9 Disclosure. No representation or warranty made in this Agreement or any exhibit or schedule hereto and no statement or certificate or memorandum furnished or to be furnished to Purchaser pursuant hereto or in connection with the transactions covered hereby contains or will contain any untrue statement of a material fact, or omit any material fact, the omission of which would be misleading.

           Section 3.10 Financial Statements. The unaudited consolidated balance sheet of Seller as of September 30, 1998 and the audited financial statements for the periods ended September 30, 1997 and 1996, copies of which have been previously delivered or are attached hereto as Schedule 3.10 (the "Financial Statements"), are true and correct and have been prepared in accordance with generally accepted accounting principles consistently applied. The balance sheets contained in the Financial Statements fairly present, in all material respects, the Seller's financial position as of their respective dates and set forth in full and reflect all liabilities of such business as of such dates that would properly be reflected or reserved against in a balance sheet prepared in accordance with generally accepted accounting principles, and the income statements fairly present, in all material respects, the results of the Seller's operations for the periods indicated and covered thereby. The footnotes contained in the financial statements for the periods ended September 30, 1997 and 1996 disclose or describe all contingent liabilities to the extent such liabilities are required to be disclosed or described in financial statement footnotes under generally accepted accounting principles. The inventory valuations are based upon pricing the inventories at the lower of cost or market in accordance with the established practice of Seller for a number of years, with all obsolete or unusable or not readily saleable inventories having been either eliminated, properly written down or reserved against. Seller does not know or have any reason to know of any liability or any basis for the assertion against Seller of any liability required to be reflected or reserved against in the balance sheets according to generally accepted accounting principles, consistently applied, and not so reflected or reserved. Since September 30, 1998, no liabilities or obligations have been incurred by Seller except for liabilities and obligations (absolute, accrued, contingent or otherwise) incurred in the ordinary course of business and consistent with past practice, or as disclosed in this Agreement.

           Section 3.11   Pending Claims.  Except as set forth in
Schedule 3.11:

           (i) there are no claims, actions, suits, disputes, audits by a governmental authority, including claims for unpaid taxes of any kind, pending or, to Seller's knowledge, threatened against or affecting Seller's business;

           (ii) there are no unpaid judgments of any kind against Seller relating to its business or the Assets; and

           (iii) Seller is not charged with or, to its knowledge threatened, with a charge or violation nor, to its knowledge, is it under investigation with respect to any alleged violation of any provision of any federal, state or local law or administrative ruling or regulation relating to any aspect of its business or the Assets.

           Section 3.12 Compliance with Laws. Except as set forth in Schedule 3.12, Seller has conducted since September 30, 1995, and is presently conducting, its business in material compliance with all applicable U.S. and foreign laws, statutes, ordinances, rules and regulations, except where failure to comply would not have a material adverse effect on the Business or the Assets. Seller is not in violation of any term of any judgment, writ, decree, injunction or order entered by any court or governmental authority (domestic or foreign) and outstanding against Seller with respect to any of the Assets or the business of Seller.

            Section 3.13 Inventory. The inventory being transferred on the Closing Date consists of items of a quality and quantity useable or salable in the ordinary course of business of Seller except as reserved for in the Financial Statements. The inventory is not subject to any material write-down or write-off for which appropriate reserves have not been included in the Financial Statements.

           Section 3.14 Other Property. Schedule 3.14 to this Agreement is a complete and accurate schedule describing all machinery, equipment, furniture, and other tangible personal property owned by, in the possession of, or used by Seller in connection with the Business, except items with net book value of less than One Thousand Dollars ($1,000). Except as set forth on
Schedule 3.14, all property described on Schedule 3.14 is situated at the location set forth on Schedule 3.14. Except as stated in Schedule 3.14, no personal property used by Seller in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in possession of Seller.

           Section 3.15 Customers and Suppliers. Schedule 3.15 to this Agreement is a correct and current list, in all material respects, of the twenty largest (by dollar volume) customers and suppliers of the Seller's business during the last 24 months. Seller has not received any communication from any material customer or supplier of any intention to terminate or materially reduce purchases from, or supplies to, Seller or the business.

            Section  3.16    Corporate  Documents.   Seller   has
furnished to Purchaser for its examination true and correct copies of the following:

           (i) the articles of incorporation and all amendments thereto to date and Code of Regulations, as amended to date, of Seller;

           (ii) the minute book of Seller for the period commencing June 27, 1984, containing all records required to be set forth of all proceedings, consents, actions and meetings of shareholders and the board of directors (including committee meetings) of Seller; and

          (iii) all governmental permits, orders and consents issued with respect to Seller's business, and all applications for such permits, order and consents.

           Section 3.17 Zoning. Seller's business as conducted on the Closing Date and all current uses of the Plant do not conflict with applicable federal, state or local laws, ordinances, regulations, orders or zoning laws so as to interfere with or prevent, in any material adverse manner, its continued use for the purposes for which it is being used.

           Section  3.18    OSHA.   Other than  as  described  on
Schedule 3.18, Seller and its operations and properties as such relate to the Business are presently, in all material respects, in compliance with all applicable Occupational Safety and Health Administration ("OSHA") rules, regulations and laws and Seller has not received any notice of any potential occupational safety and health problem in connection with the operations or properties of Seller where such problem would have a material adverse effect on the operation of the Business.

           Section 3.19 Intellectual Property. All U.S. and foreign intellectual property owned by or licensed to Seller, including without limitation, all license agreements relating to patents and/or inventions, and all patents and patent applications, all copyrights, trademarks (whether registered or unregistered) and trade names owned by or licensed to Seller which are of any value or importance to its business or which it is authorized to use in the production or marketing of any products now produced or proposed to be produced by Seller (collectively, the "Intellectual Property") are listed in
Schedule 3.19, and to the extent indicated therein have been duly registered in, filed in or issued by the United States and foreign Patent Offices or other appropriate governmental office. Except as set forth in Schedule 3.19, except for any residual rights retained by the owners of any third party-owned Intellectual Property licensed to Seller (all of which are described on Schedule 3.19), Seller is the sole person entitled to use the Intellectual Property, free and clear of any claims or demands of any other person. Except as noted above, Seller does not use any of the Intellectual Property by consent of any other rightful owner thereof and there are no attachments, liens or encumbrances thereon. Except as set forth on Schedule 3.19, Seller does not pay any licensing fee, royalty or other payment to any other person or entity with respect to any of the Intellectual Property or the use thereof, and Seller's right to use and transfer any and all of the Intellectual Property is perpetual and unrestricted. Except as set forth on Schedule 3.19, there are no claims or demands of any other person, firm or corporation pertaining to any of the Intellectual Property and no actions or proceedings which have been instituted or are pending or, to Seller's knowledge, threatened, which challenge the validity of, or the rights of Seller with respect thereto, and, to Seller's knowledge, no Intellectual Property infringes or is being infringed by others or is subject to any outstanding order, decree, judgment or stipulation.

           Section 3.20   Environmental Matters.  (a)  Except  as
disclosed on Schedule 3.20:

           (i) the property and assets of Seller's business and any of Seller's operations conducted thereon or elsewhere do not violate, and during the period of any applicable statute of limitations have not violated, in a material manner, any applicable Environmental Law (as hereinafter defined), and Seller reasonably believes that compliance with any Environmental Law that is applicable to the Plant or the Assets, or to any of Seller's operations conducted thereon or elsewhere on or prior to the Closing, has been timely attained and maintained, and Seller is not subject to any existing or, to Seller's knowledge, pending or threatened investigation, inquiry or proceeding involving

Environmental Laws by any person or to any order, decree, judgment, agreement or similar obligation under any Environmental
Law;

            (ii) all notices, permits, licenses or similar authorizations, if any, currently required to be obtained or filed under any Environmental Law in connection with (i) the use of the Plant and Assets including, without limitation, any underground storage tanks, and (ii) the operations of the
Business including, without limitation, past or present treatment, storage, disposal or release of any or all petroleum products, and any or all Hazardous Substances (as such term is hereinafter defined) into the environment (hereinafter the "Environmental Permits"), have been obtained or filed and Seller has not been advised (A) that the Environmental Permits will not be timely renewed and complied with, without material expense, and (B) that any additional Environmental Permits that may be required will not be timely obtained and complied with, without material expense;

           (iii) all Hazardous Substances generated at or in connection with the Plant and operations of the Business have been transported and otherwise handled, treated, and disposed of in compliance with all applicable Environmental Laws;

           (iv) no Hazardous Substances have been disposed of or otherwise released, handled or stored by Seller in violation of applicable Environmental Laws.

           (b) "Environmental Laws" shall mean any and all applicable laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health or safety.

           (c) "Hazardous Substances" shall mean any petroleum products, asbestos, radioactive material, or hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under Environmental Laws, including without limitation the Federal Comprehensive Environmental Response, Compensation and Liability Act and the Federal Resource Conservation and Recovery Act.

           (d) Except as disclosed on Schedule 3.20, (i) no notice of any violation of any Environmental Laws has been received by Seller concerning the Plant or Assets used by Seller and to Seller's knowledge there are no existing or pending requirements of any governmental authority relating to environmental matters requiring any remedial action or other work, repairs, construction or capital expenditures with respect to the Plant; and (ii) Seller has not been named as a "potentially responsible party" in connection with any environmental litigation, investigation or similar matter, and Seller does not know of any matter in which Seller may be so named.

           (e) Except as set forth in Schedule 3.20, there is not located in, on or under the real properties owned or used by the Business (1) electrical transformers or other equipment containing PCBs, (2) to Seller's knowledge, underground storage tanks, whether or not regulated under the Resource Conservation and Recovery Act, (3) to Seller's knowledge, urea-formaldehyde foam insulation, or (4) asbestos in friable form.

          Section 3.21   Leases and Contracts.

           (a) Schedule 3.21 hereto sets forth a complete and accurate list of all contracts, agreements, purchase orders, leases, subleases, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to any asset, the Business, or any interest therein, to which Seller is a party or by which Seller or the Assets is bound or affected, including without limitation, service contracts, management agreements, equipment leases, leases of space and ground leases pertaining to any real estate that involve commitments in excess of $2,500 (collectively the "Leases and Contracts" and individually a "Lease and Contract"). Except as set forth on Schedule 3.21, all Leases and Contracts are valid and in full force, and there does not exist any default or event that notice or lapse of time, or both, would constitute a default or event of acceleration under any of these Leases and Contracts. Except as set forth on Schedule 3.21, no officer, director or key employee of Seller, nor any spouse, child or relative of any of these persons owns or has any interest, directly or indirectly, in connection with the Leases and Contracts.

           (b) Other than as described on Schedule 3.21, none of the Leases and Contracts has been modified, amended, assigned or transferred and each of the Leases and Contracts is in full force and effect and is valid, binding and enforceable in accordance with its respective terms on each party thereto.

          (c) Other than as described on Schedule 3.21, no event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Leases and Contracts, and Seller shall do no act nor omit to do any act which would cause such a default or breach. There are no counterclaims or offsets under any of the Leases and Contracts.

           (d) Except as set forth on Schedule 3.21, there does not exist, and between the date hereof and the Closing Date Seller will not grant or suffer, any security interest, lien, encumbrance, mortgage or claim of others created or suffered to exist on any interest created under any of the Leases or Contracts.

           (e) None of the Leases or Contracts shall be amended in any material respect between the date hereof and the Closing
Date without the prior written consent of Purchaser.

           (f) Except as identified on Schedule 3.21, hereto, none of the Leases and Contracts is: (1) a capitalized lease within the meaning of generally accepted accounting principles; or (2) a lease with a remaining term of one (1) year or more from Closing and which cannot be canceled within thirty (30) days at the option of Seller without penalty.

           (g) Other than as described on Schedule 3.21, the assignment to Purchaser of the Leases and Contracts (to the extent that such are assigned hereunder) will not cause a default under, alter or terminate any of the Leases and Contracts, and such assignment will confer all Seller's rights thereunder to Purchaser except for those consents described on Schedule 3.21, not received by the Closing Date which were waived by Purchaser in writing. Other than as set forth on Schedule 3.21, hereto, the assignment to Purchaser of the Leases and Contracts (to the extent that such are assigned hereunder) does not require any consents. Seller has provided true and correct copies of the Leases and Contracts, including true, correct and complete copies of any and all written modifications and interpretations thereof and descriptions of any and all oral modifications and interpretations thereof.

           Section  3.22    Employees.   Except  as  provided  on
Schedule 3.22, Seller does not have any employment agreements with its employees and all such employees are employed on an "at will" basis. Except for the liabilities assumed by Purchaser hereunder pursuant to Section 1.4(a) above, Seller shall be responsible for, and shall indemnify and hold harmless Purchaser from and against any and all claims of Seller's employees for claims arising out of their pre-Closing employment by Seller, and Seller shall retain sole responsibility for and fully and timely pay all salaries, wages and benefits (including long-term disability and payroll taxes) that have accrued to their employees through the Closing Date (whether or not such amounts are payable prior to the Closing Date).

           Section 3.23 Labor Matters. Other than as described on Schedule 3.23 hereto, Seller is not a party to any labor contract, collective bargaining agreement, contract, letter of understanding (or to Seller's knowledge any other agreement, formal or informal) with any labor union or organization which obligates Seller to compensate its employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. Other than as set forth on Schedule 3.23, there is no pending, or to Seller's knowledge, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative, arbitration or court proceeding or order between Seller and any present or former employees of Seller or affecting the Seller or the Business. Seller has provided to the Purchaser true, correct and complete copies of the executed collective bargaining agreements, including true, correct and complete copies of any and all written modifications and interpretations thereof and descriptions of any and all oral modifications and interpretations thereof. No representations have been made to Seller, its employees or agents to employees of Seller with respect to the Purchaser's intentions to employ, or not to employ, Seller's employees, other than Robert Mang and Robert Ciralsky.

           Section  3.24   Employee Benefit Plans.  (a)  Schedule
3.24 hereto contains a correct and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including multiemployer plans within the meaning of
Section 3(37) of ERISA)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to the employees of Seller, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated in this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee of the Seller has any present or future right to benefits or under which the Seller has any present or future liability. All such plans, agreements, programs, policies and arrangements are referred to collectively as "Seller's Plans".

           (b) The Seller has delivered, or made available, to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of Seller's Plans and, to the extent applicable and in existence, with respect to Seller's Plans, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or a description of any oral communications) by Seller to its employees concerning the extent of the benefits provided under Seller's Plans; and (iv) for the three most recent years (A) the Form 5500 and attached schedules;
(B) audited financial statements; and (C) attorney's response to an auditor's request for information.

             (c) Seller's Plans have been administered substantially in compliance with the terms of such Plans and all applicable laws and no event or condition exists which, by virtue of the transaction contemplated by this Agreement, with respect to Seller's Plans, could reasonably be likely to result in any liability to Purchaser, except such liabilities as are expressly set forth in the Seller's Plans assumed by Purchaser hereunder.

           (d) Except for the liabilities assumed by Purchaser hereunder pursuant to Section 1.4(a) above, Purchaser shall not be liable and not be responsible for any debt, obligation, contribution, responsibility, withdrawal liability or other liability of Seller under any of Seller's Plans.

           Section 3.25 Brokers' Fee. Other than The Parkland Group, whose fee will be settled by Seller, Seller has not employed and is not liable for the payment of any fee to any finder, broker, consultant or similar person in connection with the transactions contemplated by this Agreement.

            Section 3.26 Receivables. Seller's accounts receivable and other receivables being sold pursuant to this Agreement (collectively, "Receivables") arose from bona fide transactions in the ordinary course of business. Other than ordinary course adjustments not material in the aggregate, no counterclaims or offsetting claims with respect to presently outstanding Receivables are pending or, to the knowledge of Seller, threatened.

           Section 3.27 Insurance. Schedule 3.27 hereto sets forth a complete and accurate list of Seller's insurance policies maintained on its respective properties and assets (including the Assets) and with respect to its employees and representatives and business and which, in the reasonable judgment of Seller, covers risks customarily insured by businesses similar to the business of Seller.

           Section 3.28 Absence of Certain Changes or Events. Since November 30, 1998, and except as otherwise disclosed herein or set forth in Schedule 3.28 or other Schedules hereto, there has not been (i) any material adverse change in the condition (financial or otherwise), results of operations, Assets, properties, business or prospects of Seller taken as a whole,
(ii) any material damage, destruction or loss relating to the business or assets of Seller, whether or not insured, (iii) any liability created or incurred which Purchaser will assume hereunder pursuant to this Agreement other than liabilities created or incurred in the ordinary course of business and in amounts not unusual in respect of the business of Seller as customarily conducted, (iv) any material lien created on any Asset, (v) any material capital expenditures or commitment to make any such expenditures with respect to the Assets or as to which Purchaser will become obligated after the Closing pursuant to Section 1.4 of this Agreement, (vi) any condemnation proceedings commenced with respect to any Asset or notice received by Seller as to the proposed commencement of any such proceedings, (vii) any rights of substantial value knowingly waived with respect to the Assets or the business of Seller,
(viii) any sale or transfer of any Assets other than dispositions in the ordinary course of business, or (ix) any labor disputes or organizational activities by Seller's employees. Since June 30, 1998, other than acts relating to the transactions contemplated by this Agreement, the business of Seller has been conducted in all significant respects only in the ordinary course, consistent with past practice.

          Section 3.29   Tax Matters.  (a) Except as set forth on
Schedule 3.29, all Tax Returns required to be filed by Seller (or any of their predecessors) on or before the Closing Date have been or shall be timely filed and all Taxes which are due or which may be claimed to be due have been or shall be paid when due. There are no liens upon any of the Assets in respect of Taxes except for liens for current Taxes that are not yet due and payable. All Taxes required to be withheld by Seller have been withheld and paid over to the appropriate Tax authority. Seller (or any predecessor) is not a party to and has not received any written notice with respect to any proposed or pending action by any governmental authority for assessment or collection of Taxes, nor is party to any dispute or, to its knowledge, any threatened dispute in which an adverse determination of such action or dispute reasonably could be expected to result in a foreclosure of the Assets and no such claim for assessment or collection of Taxes has been made upon Seller. Seller has properly accrued and reflected on the financial statements and will from the date hereof through the Closing Date, properly accrue, all liabilities for taxes and assessments, all such accruals being in the aggregate sufficient for payment of all such taxes and assessments. True , correct and complete copies of the federal and state income tax returns and state and local sales, use, real property and personal property tax returns of Seller for the past three years have been delivered to Purchaser.

          (b) For purposes of this Agreement, (i) the term "Tax" or "Taxes" shall mean all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added and other taxes, fees, stamp taxes and duties, assessments or charges of any kind, together with any interest and penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto, (ii) the term "Tax Returns" shall mean any and all returns, reports and information statements with respect to Taxes required to be filed with the Internal Revenue Service or other Tax authority, whether domestic or foreign, including, without limitation any and all consolidated, combined and unitary tax returns and (iii) the term "Tax authority" shall mean any authority having jurisdiction over Taxes.

          Section 3.30 Real Property. (a) Schedule 3.30 hereto is a correct and current list, by address, owner and usage, a true and complete list of all real property agreements (including any amendments thereto) pursuant to which Seller leases, subleases or otherwise occupies any real property (the "Real Property Leases") which list is true and complete (including all amendments and supplements thereto) and copies of which have been furnished to Purchaser. Pursuant to the Real Property Leases, Seller has validly existing and enforceable leasehold, subleasehold or occupancy interests in the property leased thereunder, in each case free and clear of all liens and free from defaults and events which with the passage of time or notice or both would constitute a default. The Real Property Lease is in full force and effect and is a valid and binding obligation of each of the parties in accordance with its terms. Except as set forth in Schedule 3.30, the consummation of the transaction contemplated by this Agreement will not require any consent or approval of any landlord or sublandlord under any such Real Property Lease, result in any increase in rent or penalty to the party which is a tenant or subtenant thereunder or result in the early termination of any Real Property Lease. Seller has not transferred, assigned, hypothecated, pledged or encumbered any of its rights or interest under any Real Property Lease. Seller has not received any notice from any landlord or sublandlord or any other party of the termination of any Real Property Lease.

           (b) To Seller's knowledge, Seller has all permits (including operating permits) and certificates of occupancy necessary to operate the Plant and the equipment therein as such is currently being operated and used, and no such permits will be required, as a result of the consummation of the transaction contemplated by this Agreement, to be reissued, amended, modified or supplemented after the Closing in order to permit Purchaser following the consummation of the transaction contemplated by this Agreement to continue to operate the Plant and the equipment therein as such is currently being operated and used, other than any such permits which are ministerial in nature and are listed in Schedule 3.30.

           (c) There is no pending or, to Seller's knowledge, threatened condemnation, expropriation, eminent domain or other governmental taking of all or any part of any of the Leased Real Property and Seller has not received any oral or written notice of any of the same.

          (d) None of the Leased Real Property is subject to any contract or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting Seller's right to use it as currently operated.

           (e) All components of buildings, structures and other improvements included within the Leased Real Property, including, but not limited to, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking, and systems and facilities included therein, are in good working order and repair (ordinary wear and tear excepted) and free of structural defects.

           (f) All Leased Real Property and the improvements thereon are supplied with the utilities necessary for the operation of such facilities as currently operated.

           (g) Seller has not received written notice of any special assessment relating to any Leased Real Property or any portion thereof, and Seller has no knowledge of any pending or threatened special assessments.

           Section 3.31 Entire Business. On the Closing Date, Seller will transfer to Purchaser all of the Assets used by Seller in and necessary for the conduct by Purchaser of the Business, except for the Assets excluded from purchase hereunder pursuant to Section 1.3.

           Section 3.32 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article III, Seller makes no representations or warranties, express or implied, at law or in equity, in respect of the Business or the Assets, including, but not limited to, the liabilities or operation of the Business.

                           ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Purchaser represents and warrants to Seller and its successors and assigns, that:

            Section   4.1      Organization.   Purchaser   is   a
corporation duly organized, validly existing and in good standing under the laws of Ohio.

           Section 4.2 Authority. Purchaser has taken all necessary corporate action on its part as may be required under the laws of Ohio, and under its Certificate of Incorporation and Code of Regulations to authorize the execution, delivery and carrying out of this Agreement on its behalf. Purchaser has the corporate power and authority to execute, deliver and perform this Agreement, and the other agreements, documents and instruments required to be executed and delivered by Purchaser hereunder (the "Purchaser Documents").

           Section 4.3 Enforceability. This Agreement and the other agreements, documents and instruments required to be executed and delivered by Purchaser hereunder are and will be, duly executed and delivered by Purchaser. This Agreement constitutes a valid and legally binding obligation of Purchaser enforceable in accordance with the terms hereof.

            Section 4.4 Brokers' Fee. Purchaser has not employed and is not liable for the payment of any fee to any finder, broker, government official, consultant or similar person in connection with the transactions contemplated by this Agreement.

           Section 4.5 No Conflicts. The execution, delivery and performance of this Agreement and the Purchaser's Documents by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to: (a) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory authority which is applicable to Purchaser, (c) the charter documents or by-laws of Purchaser, or (d) any mortgage, indenture, agreement,
contract,  lease  or  other  instrument  or  document  to   which
Purchaser  is  a  party  or  by which  Purchaser  is  bound.   No
authorization, approval or consent of, and no registration or filing with, any governmental or regulatory authority or third party is required in connection with the execution, delivery and performance of this Agreement.

           Section  4.6     No Litigation.  There  is  no  claim,
litigation, investigation or proceeding pending or to the knowledge of the Purchaser, threatened against Purchaser which would challenge, prevent or delay the consummation of the transactions contemplated by this Agreement.

           Section 4.7    Disclaimer of Other Representations and
Warranties.   Except as expressly set forth in this  Article  IV,
Purchaser makes no representations or warranties, express or implied, at law or in equity.


                           ARTICLE V
                    COVENANTS AND AGREEMENTS

           Section 5.1 Preservation of Business and Assets. From the date hereof until the Closing, Seller agrees to use its best efforts and shall do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the Assets, the Business and operation of the Business as a going concern consistent with prior practice and in the ordinary course of business, to preserve, protect and maintain for Purchaser the goodwill of the Business' customers, suppliers, employees, tenants and others having business relations with Seller. Seller shall continue to collect accounts receivable consistent with its past practices. Seller shall provide Purchaser promptly with interim financial statements of Seller and any other management reports, as and when they are available. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism or other cause or casualty) between the date hereof and the Closing Date, the Purchase Price shall be reduced by the amount necessary to repair the damage, which reduction shall be offset by any amounts paid by Seller's insurance company assigned to Purchaser.

           Section 5.2 Conduct of Business. Without limiting the generality of Section 5.1, Seller agrees that, except as required or contemplated by this Agreement or otherwise consented to in writing by Purchaser, during the period commencing on the date hereof and ending on the Closing Date, it will:

           (a) (i) maintain its books, accounts and records relating to Seller's business in the usual, regular and ordinary manner, on a basis consistent with past practice, (ii) comply with all laws and contractual obligations applicable to Seller and the conduct of the business and (iii) perform all of its material obligations relating to the Business;

           (b) not (i) make any capital expenditures, (ii) dispose of any of the Assets owned by it, (iii) modify or change in any material respect or enter into or terminate any material contract relating to the business of Seller; except in each case for such actions taken in the ordinary course of business and consistent with past practice; provided that the aggregate of such capital expenditures shall not exceed $10,000 per month,
(iv) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (v) upgrade its computer system;

          (c) not make any change in its accounting policies from those applied in the preparation of the 1997 audited financial statements;

          (d) not (i) permit or allow any of the Assets owned by it to become subject to any liens or other security interest (except as set forth in Schedule 3.6 hereto), (ii) waive any material claims or rights relating to the business of Seller,
(iii) grant any increase in the compensation of any of Seller's employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), except for reasonable increases in the ordinary course of business and consistent with past practice, or as a result of contractual arrangements or sales compensation plans existing on the date hereof or (iv) enter into any agreements giving rise to obligations on the part of Seller with respect to the business in excess of $5,000 individually or $25,000 in the aggregate or otherwise not terminable by the parties upon 30 days' notice, except commitments to purchase raw materials and other trade obligations in the ordinary course of business and consistent with past practice;

          (e)  maintain such insurance as is currently in effect;

          (f) give Purchaser a copy of any notice received during the period from the date hereof to the Closing Date from any governmental or regulatory authority or any other person alleging any violation of any rule, regulation, law, order or ruling;

          (g)   not   enter  into  any  material  arrangement  or
transaction between, or with its shareholder or any officer, director, employee or affiliate of such shareholder or Seller;

          (h)  not amend its charter or Code of Regulations;

          (i) not declare, set aside or pay any dividends on, or make any other distributions in respect of its capital stock; and

          (j) not enter into any contract or agreement that violates any of the foregoing.

           Section 5.3 Access to Books and Records. (a) From the date hereof until the Closing, Seller shall give to Purchaser and to Purchaser's counsel, accountants, and other representatives, full access during normal business hours to all of Seller's offices, properties, books, contracts, commitments, records and affairs relating to the Assets and to the Business so that Purchaser may inspect and audit them (including, without limitation, a Phase I, Phase II, or such other environmental assessment as may be reasonably requested) and shall furnish to Purchaser a copy of all documents and information concerning the properties and affairs of the Assets as Purchaser may reasonably request. If any such books, records and materials are in the custody of third parties, Seller shall direct such third parties to promptly provide them to Purchaser. Copies of documents furnished to Purchaser by Seller will be returned to Seller upon request if the transaction is not consummated.

          (b) Following the Closing Date, Purchaser shall permit Seller's representatives (including, without limitation, their counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of all books and records of the Seller's prior business which are transferred to Purchaser hereunder and which relate to transactions or events occurring prior to the Closing Date.

          (c) Followin g the Closing Date, Seller shall permit Purchaser and its representatives (including, without limitation, its counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of all books and records of Seller relating to Seller's business or the Assets, including tax records, which are retained by Seller and which relate to transactions or events contemplated by this Agreement occurring prior to the Closing Date. For a period of seven (7) years after the Closing, Seller agrees that, prior to the destruction or disposition of any such books or records, Seller shall provide not less than forty-five (45) days nor more than ninety (90) days prior written notice to Purchaser of such proposed destruction or disposal. If Purchaser desires to obtain any such documents, it may do so by notifying Seller in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Seller shall not destroy such documents and the parties shall then promptly arrange for the delivery of such documents to Purchaser, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Purchaser.

           Section 5.4 Confidentiality. Unless and until the Closing has been consummated, Purchaser and Seller will hold, and shall cause their officers, directors, employees, counsel, independent certified public accountants, bankers, appraisers and other agents to hold, in confidence all documents, records, data and information made available to them in connection with this Agreement with respect to the Business (the "Confidential Information"). Prior to the Closing Date, Purchaser shall not use any Confidential Information or other information relating to Business which is not otherwise publicly available for any purpose unrelated to the consummation of the transactions contemplated hereby. Prior to the Closing Date or in the event this Agreement is terminated, Purchaser shall not disclose any such Confidential Information or other information to any person, unless and until such time as such Confidential Information or other information is otherwise publicly available or as the parties are advised by counsel that such Confidential Information or other information is required by law to be disclosed (in which case, the other party shall be promptly notified). In the event this Agreement is terminated, the parties agree, upon request, to return promptly every document furnished to the other in connection with the transactions contemplated hereby, any copies that may have been made, and the parties shall cause their representatives and agents to whom such documents were furnished promptly to return such documents and any copies thereof.

          Section 5.5 Expenses. Except as otherwise set forth herein, without regard to whether the sale contemplated herein is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. The foregoing shall not affect the legal right of any party to recover expenses pursuant to any breach of this Agreement.

           Section 5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to, using its reasonable best efforts to obtain all necessary waivers, consents, authorizations and approvals of or exemptions by any governmental authority, self-regulatory authority or third party, and effecting all necessary registrations and filings. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the parties, as the case may be, shall promptly take all such necessary action. Where the consent of any third party is required under the terms of any of the leases or contracts to be assumed by Purchaser hereunder, the Seller which is a party to such lease or contract will take all reasonable and necessary steps to obtain such consent on terms and conditions not materially less favorable than as in effect on the date hereof or to otherwise provide Purchaser with the benefits of such leases or contracts. The costs incurred in connection with the obtaining of such consents shall be the responsibility of Seller. Seller and Purchaser shall cooperate fully with each other to the extent reasonably required to obtain such consents. Notwithstanding anything to the contrary set forth in this Agreement, to the extent that any consent or approval is not obtained with respect to any lease, contract or any other agreement as contemplated above, this Agreement shall not constitute an assignment or an attempted assignment thereof. In each such case, Seller agrees to cooperate with Purchaser in any reasonable arrangement designed to (i) provide for Purchaser the benefits under any such lease, contract or agreement, including enforcement at the cost and for the account of Purchaser or any and all rights of Purchaser against the other party or otherwise and (ii) insure performance by Purchaser of Seller's obligations thereunder to the extent Purchaser receives such benefits. Notwithstanding any other provision of this Agreement, to the extent that such arrangement cannot be made, Purchaser shall not have any obligation with respect to any such lease, contract or agreement.

           Section 5.7 Notification. Seller shall promptly notify Purchaser of, and furnish Purchaser any information Purchaser may reasonably request, and keep Purchaser advised of, the occurrence of any event or condition or the existence of any fact that would cause any of the conditions to Purchaser's obligations to consummate the transactions contemplated by this Agreement not to be fulfilled, including, but not limited to the occurrence of (i) any litigation or administrative proceeding pending or, to the knowledge of Seller, threatened against Seller which could, if adversely determined, have a material adverse effect; (ii) any material damage or destruction of any of the Assets; and (iii) any material adverse change in the condition (financial or other), results of operations, assets, business or prospects of Seller taken as a whole.

           Section 5.8    Affiliate Transactions.  Except as  set
forth in Schedule 5.8 hereto, Seller shall terminate any transactions or agreements between Seller, on the one hand, and any officers, directors, or employees of Seller, on the other hand.

           Section 5.9 Certain Post-Closing Matters. Seller has represented to Purchaser that Seller intends to continue its existence following the Closing. Seller covenants that it will not dissolve for at least one year following the Closing Date. Seller also agrees not to provide goods or services of the kind it provided prior to the Closing Date in competition with Purchaser for at least twenty four months following the Closing Date.

                           ARTICLE VI
                  SELLER'S CONDITIONS TO CLOSE

     The obligations of Seller under this Agreement are subject to the satisfaction, or waiver by Seller, on or prior to Closing, of the following conditions:

          Section 6.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Purchaser contained in this Agreement (including the Schedules and Exhibits hereto) or in any certificate or document delivered to Seller pursuant hereto, shall be deemed to have been made again at the Closing Date and shall then be true in all material respects; and Purchaser shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

                           ARTICLE VII
                PURCHASER'S CONDITIONS TO CLOSE

     The obligations of Purchaser under this Agreement are subject to the satisfaction, or waiver by Purchaser, on or prior to Closing, of the following conditions:

          Section 7.1    Representations and Warranties True at
Closing; Compliance with Agreement. The representations and warranties of Seller contained in this Agreement (including the

Schedules and Exhibits hereto) or in any certificate or document delivered to Purchaser pursuant hereto, shall be deemed to have been made again at the Closing Date and shall then be true in all material respects; and Seller shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

                          ARTICLE VIII
           INDEMNIFICATION AND SURVIVAL OF PROVISIONS

          Section 8.1 Survival. The covenants and agreements contained in this Agreement and any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the Closing and remain in full force and effect from the date hereof. The representations and warranties set forth herein shall survive the Closing and remain in full force and effect until eighteen (18) months after the Closing Date; provided, that the representations and warranties which relate to title of the Assets shall survive indefinitely.

          Section 8.2    Seller's and Shareholder's
Indemnification Obligation. If the Closing occurs, then from and after the Closing, for a period of eighteen (18) months, Seller and Shareholder jointly and severally shall reimburse, indemnify and hold harmless and defend Purchaser, its officers, directors, employees, representatives and other agents, and their successors and assigns, against and in respect of:

          (a) except for the Assumed Liabilities and for those matters identified on Schedule 8.2 hereto, any and all claims, demands, causes of action, damages, losses, liabilities, costs, expenses, fees (including, without limitation, reasonable attorneys' fees), judgments and good faith settlements of claims or judgments arising out of or resulting from:

               (i)  any breach or violation of this Agreement by Seller;
               (ii) any breach of the representations, warranties or
                    covenants made by Seller in this Agreement;
               (iii) any inaccuracy or misrepresentation in the schedules hereto or in any certificate or document delivered by Seller in accordance with the terms of this Agreement or in connection with the closing of the transactions contemplated hereby; and
               (iv) the Excluded Liabilities, and

          (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section.

          Section 8.3    Purchaser's Indemnification Obligation.
If the Closing occurs, then from and after the Closing, for a period of eighteen (18), Purchaser shall reimburse, indemnify and hold harmless Seller, its officers, directors, employees, representatives and other agents, and their successors and assigns, against and in respect of:

          (a) except for the Excluded Liabilities, any and all claims, demands, causes of action, damages, losses, liabilities, costs, expenses, fees (including, without limitation reasonable attorneys' fees), judgments and good faith settlements of claims or judgments arising out of or resulting from:

               (i)  any breach or violation of this Agreement by Purchaser;
               (ii) any breach of the representations, warranties or
                    covenants made by Purchaser in this Agreement;
               (iii) any inaccuracy or misrepresentation in any certificate or document delivered by Purchaser in accordance with the terms of this Agreement or in connection with the closing of the transactions contemplated hereby; and
               (iv) the Assumed Liabilities (including the Assumed Leases and Contracts); and

          (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section.

          Section 8.4    Method of Asserting Claims, etc.

          (a) In the event that any claim or demand ("Claim") for which a party (the "Indemnifying Party") is asserted against or sought to be collected from the Indemnified Party by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of such Claim, specifying the nature of the Claim and the amount or estimated amount thereof (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The Indemnifying Party shall have 30 days from the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes liability to the Indemnified Party with respect to such Claim, and (ii) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such Claim.

          (b) If the Indemnifying Party disputes its liability with respect to the Claim (whether or not the Indemnifying Party desires to defend the Indemnified Party against such Claim as provided below), the Claim shall be resolved in accordance with the provisions hereof relating to arbitration. Pending resolution of the dispute, such Claim shall not be settled without prior consent of the Indemnified Party.

          (c) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim then the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings. If the Indemnified Party desires to participate in (but not control) any such defense, it may do so at its sole cost and expense.

          (d) If the Indemnifying Party does not dispute its liability with respect to such Claim, the amount of such Claim, or if the same be defended by the Indemnifying Party then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the Indemnifying Party.

          (e) In the event an Indemnified Party has a Claim against the Indemnifying Party hereunder that is not being asserted against or sought to be collected from the Indemnified Party by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such Claim to the Indemnifying Party. If the Indemnifying Party disputes its liability with respect to such Claim, such dispute shall be resolved in accordance with the terms hereof. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

          Section 8.5 Payment. Upon the determination of liability of the Indemnifying Party hereunder, the Indemnifying Party shall pay to the Indemnified Party, within 10 days after such determination, the amount of the liability. The Indemnifying Party shall receive a credit for any insurance proceeds or other third-party payment received or receivable by the Indemnified Party with respect to the Claim. Upon payment in full, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any third person, firm or corporation with respect to the Claim.

          Section 8.6 Limitation on Indemnification. Notwithstanding anything to the contrary herein, no Indemnified Party shall be entitled to be indemnified until the amount of the Claims against such Indemnifying Party equals or exceeds $25,000. Once the amount of such Claims equals or exceeds $25,000, then the Indemnified Party shall be entitled to full indemnification for all Claims against the Indemnifying Party. Notwithstanding anything to the contrary herein, Seller's total obligation to indemnify Purchaser in respect of Purchaser's claims for indemnification hereunder shall not exceed $1,100,000 (the "Indemnification Cap"); provided, however, that said limitation on liability shall not apply with respect to claims for a breach of the representations set forth in Section 3.20 hereof, which claims shall be limited to the Indemnification Cap plus the value of the Shareholder's interest in Campbell Investors, an Ohio general partnership.

          Section 8.7 Arbitration. All disputes under this Section shall be settled by arbitration in Lucas County, Ohio before a single arbitrator pursuant to the rules of the American Arbitration Association ("AAA"). Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section. The arbitrator shall be selected by the joint agreement of Seller and Purchaser, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to AAA rules. Any award rendered by the arbitrator shall be accompanied by a written opinion of the arbitrator giving the reasons for the award, and shall be conclusive and binding upon the parties.
This provision for arbitration shall be specifically enforceable by the parties. The decision of the arbitrator shall be final and binding, and there shall be no right of appeal therefrom.
Any arbitration award shall be enforceable in the Common Pleas Court of the State of Ohio, County of Lucas. The prevailing party in such arbitration, as determined by the arbitrator, shall be entitled to reasonable attorney's fees and costs of such arbitration, costs of suit to enforce such arbitration award and all costs of collection of such arbitration award.

                           ARTICLE IX
                          TERMINATION

          Section 9.1 General. This Agreement may be terminated and the transactions contemplated herein may be abandoned prior to Closing, (a) by the Purchaser upon written notice to Seller, (b) by either Purchaser or Seller, if any permanent injunction or action by any governmental authority preventing the consummation of the Closing shall have become final and nonappealable, or (c) by any party by notice to the other party in the event that the Closing Date shall not have occurred on or before December 31, 1998.

          Section 9.2 No Liabilities in Event of Termination. In the event of any termination of the Agreement as provided in
Section 10.1 above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Purchaser or Seller, except that the obligations of Purchaser and Seller under Section 9 of this Agreement shall remain in full force and effect, and except that termination shall not preclude any party from suing the other party for breach of this Agreement.

                           ARTICLE X
                         MISCELLANEOUS

          Section 10.1 Headings. The subject headings of the sections, paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

          Section 10.2 Entire Agreement, Modification and Waiver. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

          Section  10.3  Counterparts.   This Agreement may be
executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          Section  10.4  Rights of Parties.   Nothing in this
Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

          Section 10.5 Assignment. Purchaser shall not assign this Agreement except to an affiliated designee. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives and successors. Seller shall be free to assign its right to receive payments under this Agreement to any party.

          Section 10.6 Remedies. Each party's obligation under this Agreement is unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

          Section 10.7 Effect of Certain Actions. No action taken pursuant to or related to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein.

          Section 10.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party (including without limitation service by overnight courier service) to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, at the address set forth below, or on the date of service if delivered by facsimile to the facsimile number set forth below which facsimile is confirmed within three days by deposit of a copy of such notice in first class mail, registered or certified, postage prepaid at the address set forth below. Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

     If to Seller:       TOLEDO PICKLING & STEEL SALES, INC.
                         1149 Campbell Road
                         Toledo, Ohio 43607
                         Facsimile number  419) 255-2243
                         Attention:  Mr. William Ciralsky


     with a copy to:     Roetzel & Andress Co., L.P.A.
                         1375 East Ninth Street, 16th Floor
                         Cleveland, OH 44114
                         Facsimile number (216) 623-0134
                         Attention:  Howard Groedel, Esq.

     If to               TPSS Acquisition Corporation
     Purchaser:          20000 So. Western Avenue
                         Torrance, CA  90501
                         Facsimile number (310) 787-3177
                         Attention:  Richard D. Bailey

     With copies to:     Purcell & Scott
                         6035 Memorial Drive
                         Dublin, OH  43017
                         Facsimile number (614) 761-9474
                         Attention:  Timothy J. Kincaid, Esq.

           Section 10.9   Severability.  If any provision of this
Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

          Section 10.10  Governing Law.  This Agreement shall be
construed in accordance with, and governed by the laws of, the State of Ohio.

     In Witness Whereof, the parties to this Agreement have duly executed it as of the date first set forth above.

Toledo Pickling & Steel Sales, Inc.          Tpss Acquisition
                                             Corporation

By /s/ William Ciralsky      By /s/ Richard D. Bailey
   ---------------------        ----------------------
Name:  William Ciralsky      Name: Richard D. Bailey
Title: President             Title:  President

The Shareholder by execution of this Agreement acknowledges and confirms his obligations under Article VIII hereof.


/s/ William Ciralsky
---------------------
William Ciralsky

                        List of Exhibits

Exhibit A:  Assignment and Bill of Sale

Exhibit B:  Assumption Agreement

Exhibit C:  Employment/Consulting Agreement

Exhibit D:  Equipment Purchase Agreement

Exhibit E:  Legal opinion of Purchaser's counsel

Exhibit F:  Legal opinion of Seller's counsel

Exhibit G:  Indemnification of Shareholder